News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC.

DECLARES SPECIAL CASH DIVIDEND

NEW BRUNSWICK, NEW JERSEY – November 22, 2024; Magyar Bancorp, Inc. (NASDAQ: MGYR) announced that its Board of Directors has declared a special cash dividend of $0.04, payable December 20, 2024 to shareholders of record on December 6, 2024.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Martinsville and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and the extent to which the economy can open and remain open. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083